UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2015

ALLIED NEVADA GOLD CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-33119	20-5597115
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9790 Gateway Drive, Suite 200 Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 358-4455

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed, on March 10, 2015, Allied Nevada Gold Corp. (the “Company”) and certain of its domestic direct and indirect subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court (the “Bankruptcy Court”) for the District of Delaware (the “Chapter 11 Cases”). Also as previously disclosed, the out-of-money exposure under each of the Company’s outstanding cross currency and diesel swaps can be accelerated and become due and payable upon notice to the Company after an event of default. The filing of the Chapter 11 Cases constitutes an event of default under each of the swap agreements. On March 10, 2015, the Company received a notice of early termination from each of the counterparties to these swaps, which notices have the effect of terminating each such swap and causing the close-out amount under each such swap to become due and payable immediately.

Specifically, the Company received a Notice Designating Early Termination Date from The Bank of Nova Scotia, dated March 10, 2015, in respect of the ISDA Master Agreement, dated as of May 15, 2012, between The Bank of Nova Scotia and the Company (as amended, the “Scotiabank Master Agreement”), and all outstanding transactions thereunder. The notice from The Bank of Nova Scotia designated March 11, 2015 as the early termination date under the Scotiabank Master Agreement. The close-out amount relating to the Scotiabank Master Agreement (and the related cross currency and diesel swaps) is $86.3 million.

The Company received a Notice to Terminate all Outstanding Transactions Following Event of Default from National Bank of Canada (“NBC”), dated March 10, 2015, in respect of the ISDA Master Agreement, dated October 19, 2012, between the Company and National Bank of Canada (as amended, the “NBC Master Agreement”), and all outstanding transactions thereunder. The notice from NBC designated March 10, 2015 as the early termination date under the NBC Master Agreement. Pursuant to a subsequent letter from NBC, the close-out amount relating to the NBC Master Agreement and the related cross currency swap as of such early termination date was approximately $12.6 million. NBC exercised its right against letters of credit and cash collateral, and accordingly, NBC has claimed that the Company owes approximately $371,000 after realization of the collateral.

The Company received a Notice Designating an Early Termination Event Following an Event of Default from Société Générale, dated March 10, 2015, in respect of the ISDA Master Agreement, dated as of October 31, 2012 (as amended, the “Société Générale Master Agreement”), and all outstanding transactions thereunder. The notice from Société Générale designated March 11, 2015 as the early termination date under the Société Générale Master Agreement. Pursuant to a subsequent letter from Société Générale, the close-out amount relating to the Société Générale Master Agreement and the related cross currency swap as of such early termination date is $10.37 million. Société Générale exercised its right against letters of credit and cash collateral, and accordingly, Société Générale has claimed that the Company owes approximately $519,000 after realization of the collateral.

Item 8.01 Other Events

On March 13, 2015, the Company filed with the Bankruptcy Court financing syndication procedures for its previously disclosed Secured Multiple Draw Debtor-In-Possession Credit Agreement. The filing with the Bankruptcy Court and the attached financing syndication procedures are attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Syndication Procedures, dated March 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED NEVADA GOLD CORP.

By	: /s/ Stephen M. Jones
	Name:	Stephen M. Jones
	Title:	Executive Vice President and Chief Financial Officer

Date: March 18, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Syndication Procedures, dated March 13, 2015